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                                                                    Exhibit 10.9

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


                       ADDENDUM TO COLLABORATION AGREEMENT
                                      AMONG
                        MILLENNIUM PHARMACEUTICALS, INC.,
                              SCHERING CORPORATION
                            AND SCHERING-PLOUGH, LTD.


This addendum ("Addendum"), to be retroactively effective as of June 1, 2003 (the "Effective Date"), to the Collaboration Agreement by and among Millennium Pharmaceuticals, Inc. ("Millennium"), as successor in interest to COR Therapeutics, Inc., Schering Corporation, ("Schering Corp.") and Schering-Plough, Ltd. ("Schering Ltd."), dated April 10, 1995, as amended to date (the "Agreement") is entered into by and between the parties hereto with reference to the facts below. Schering Corp. and Schering Ltd. are referred to herein collectively as "Schering". Terms with initial capitals, which are not specifically defined in this Addendum, shall have the defined meaning set forth in the Agreement.

     WHEREAS, the Parties desire to modify the Agreement to provide for the hiring of an additional field force by Millennium to be jointly funded by Schering and Millennium.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and obligations below, the Parties agree as follows:


1.0  DEFINITIONS

The following capitalized terms used in this Addendum, whether used in the singular or plural, shall have the meanings set forth herein:

1.1 All references in the Agreement to "COR Therapeutics, Inc." and "COR" shall hereinafter mean "Millennium Pharmaceuticals, Inc." and "Millennium", respectively.

1.2 "ACTUAL 2003 A&P EXPENSES" shall have the meaning set forth in Section 3.4 of this Addendum.

1.3 "ADDITIONAL FIELD FORCE" shall mean the additional Sales Representatives to be hired by Millennium to Co-Promote the Co-Promoted Products in the United States pursuant to this Addendum, as well as the additional managers to be hired by Millennium to manage such efforts.

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1.4  "ADDITIONAL FIELD FORCE EXPENSES" shall have the meaning set forth in
Section 3.1 of this Addendum.

1.5 "BUSINESS DEVELOPMENT COSTS" shall mean reasonable out-of-pocket costs incurred by members of the Additional Field Force at regional and local levels to address new business opportunities or implementation needs to support local or regional sales objectives and overall business expansion.

1.6 "EXISTING 2003 BUDGET" shall have the meaning set forth in Section 3.4 of this Addendum.

1.7 "MAXIMUM TRIAL COST" shall have the meaning set forth in Section 3.3 of this Addendum.

1.8 "OBJECTIVES" shall have the meaning set forth in Section 2.4 of this Addendum.

1.9 "REASONABLE SEVERANCE COSTS" shall mean reasonable and customary severance and employment termination costs which in the aggregate do not exceed an amount equal to one (1) months salary plus any accrued and unused vacation or sick time.

1.10 "TERMINATION DATE" shall mean the date on which this Addendum expires, or is terminated, in accordance with Section 4.1 or Section 4.2 of this Addendum, respectively.

1.11 "TRIAL PERIOD" shall have the meaning set forth in Section 4.1 of this Addendum.


2.0  HIRING AND MANAGEMENT OF THE ADDITIONAL FIELD FORCE

2.1 As of the Effective Date, Millennium commenced hiring up to a total of [**] new employees (consisting of Sales Representatives and managers) that will be members of the Additional Field Force. All Sales Representatives who are members of the Additional Field Force shall be employees of Millennium and, except as otherwise expressly set forth in this Addendum, shall be considered Millennium Sales Representatives. Millennium shall be solely responsible for all aspects of the hiring, management, supervision, compensation and performance of the Additional Field Force.

2.2 Millennium shall maintain the Additional Field Force as a distinct and separately identifiable field force from those of its other employees who Co-Promote the Co-Promoted Products in the United States or who manage such efforts. Millennium shall use commercially reasonable efforts to avoid establishing or operating the Additional Field Force in a manner that reasonably could be expected to engender dissatisfaction among Millennium's other Sales Representatives (and their managers) who are Co-Promoting the Co-Promoted Products in the United States, including, without limitation, setting the salary, bonus and incentives of the Additional Field Force at an inappropriate level as compared to Millennium's other Sales Representatives and managers.

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2.3  For purposes of clarity and avoidance of doubt, the Parties acknowledge and agree that none of the members of the Additional Field Force are entitled to participate in any of Schering's or its Affiliates' employee benefit plans, including but not limited to the group health insurance plan, the Schering-Plough Retirement Plan, the Schering-Plough Employees' 401K Savings Plan, the Schering-Plough Employees' Profit-Sharing Incentive Plan, and the Schering-Plough Stock Incentive Plan. Millennium further understands and agrees that, if any Millennium employee who is a member of the Additional Field Force is found to be a common law or statutory employee of Schering by (i) the Internal Revenue Service; (ii) any other taxing authority; (iii) any regulatory authority; or (iv) a court of law, then Millennium shall, and shall ensure that its employees who are members of the Additional Field Force shall, hereby waive any right of eligibility which might thereby accrue to Millennium or such Millennium employees to participate in the aforesaid benefit plans of Schering or its Affiliates.

2.4 The effectiveness of the Additional Field Force in Co-Promoting the Co-Promoted Products will be periodically evaluated by the JSC using parameters designed to provide an objective measurement of the benefits of investment in the Additional Field Force (the "Objectives"), based upon information to be obtained through a mutually agreeable structure and methodology incorporating the use of a control group (at least during the Trial Period) and objective data and information to be obtained by the Parties, including (i) sales of the Co-Promoted Products in the United States, (ii) IMS audits, and/or (iii) data and information obtained from other Third Party vendors. The first such evaluation shall be conducted on or before February 15, 2004, and evaluations shall thereafter be conducted within forty-five (45) days after the close of each calendar quarter. Although evaluations will be conducted quarterly, the test of whether the Objectives have or have not been met will be determined based upon the performance of the Additional Field Force during the entire Trial Period, or the then current renewal term, as measured by the then current Objectives. The initial Objectives to apply during the Trial Period are set forth in Exhibit A, attached hereto. The Objectives to apply during subsequent periods will be revised and updated at least once annually, in a manner mutually agreed by the Parties, with the first such update to establish the Objectives for 2005 to be completed on or before November 30, 2004.


3.0  COST OF THE ADDITIONAL FIELD FORCE

3.1 Schering shall be responsible for reimbursing Millennium for [**] percent ([**]%) of the Additional Field Force Expenses (as defined below); PROVIDED, HOWEVER, that such obligation shall be subject to the limitations set forth in Sections 3.3 and 3.4 of this Addendum, and to any adjustments under Section 3.7 of this Addendum. "Additional Field Force Expenses" shall mean all costs incurred by Millennium to establish, maintain and operate the Additional Field Force, including, without limitation, reasonable recruiting costs, compensation (salary, bonus, incentives, employee benefits and Reasonable Severance Costs), reasonable and customary travel and entertainment costs, training costs, auto costs, office equipment costs (such as laptops, printers, fax machines, telephones, etc.) and Business Development Costs. Additional Field Force Expenses shall not include any of the following that may be attributable to the Additional Field Force: (i) capital expenditures (new facilities, etc.), (ii) overhead (corporate expense allocations, etc.), (iii) severance or employment termination payments in excess of Reasonable

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Severance Costs. In addition, the following types of Selling and Promotion
Expenses related to the Additional Field Force shall not be included in Additional Field Force Expenses unless agreed to in writing in advance by Schering and Millennium: costs of specialty sales forces (excluding the Additional Field Force), consultants, home office personnel and other ancillary services.

     3.1.1 To the extent that the termination of any employee who is a member of the Additional Field Force involves severance or termination costs in excess of Reasonable Severance Costs, Millennium will be solely responsible for any such excess costs it may incur related to such termination, unless otherwise agreed in writing in advance by the Parties through good faith discussions.

     3.1.2 For purposes of clarity and avoidance of doubt, the Parties acknowledge and agree that none of the Selling and Promotion Expenses and, as of July 1, 2003, none of the Business Development Costs, incurred by the Parties in connection with any Sales Representatives that are not members of the Additional Field Force and who Co-Promote the Co-Promoted Products in the United States are Allowable Expenses under the Agreement, but rather that each Party bears its own Selling and Promotion Expenses and, as of July 1, 2003, Business Development Costs incurred in connection with such Sales Representatives who Co-Promote the Co-Promoted Product.

3.2 Additional Field Force Expenses shall be reported quarterly by Millennium to Schering in accordance with Section 9.4(a) of the Agreement. Subject to the limitations set forth in Sections 3.3 and 3.4 of this Addendum, and any adjustments under Section 3.7 of this Addendum, Schering shall reimburse Millennium for [**] percent ([**]%) of such quarterly Additional Field Force Expenses. Such reimbursement will be handled under Section 9.4(a) of the Agreement by treating Schering's share of Additional Field Force Expenses as Millennium's Allowable Expenses for the relevant calendar quarter for purposes of determining the payments to be made by Schering to Millennium for such quarter under Section 9.4(a).

3.3 The total of Additional Field Force Expenses for calendar year 2003 shall be subject to the limitations set forth in Section 3.4. The total of Additional Field Force Expenses for calendar year 2004 will not exceed [**] dollars ($[**]) (the "2004 Maximum Trial Cost"). Schering's obligation to reimburse Millennium for Additional Field Force Expenses incurred during calendar year 2004 shall be [**] the 2004 Maximum Trial Cost and Millennium shall be [**] during calendar year 2004 [**] to the [**] by the parties [**] subject to such limitation.

3.4 The Parties acknowledge and agree that a total budget of [**] dollars ($[**]), in the aggregate, has already been established by the Parties for all Advertising and Education Expenses and Business Development Costs to be incurred by the Parties with respect to the Co-Promoted Products during calendar year 2003 (the "Existing 2003 Budget"). (The Existing 2003 Budget represents the JSC approved budget for 2003 [**] dollars [**] during calendar year 2003, the Parties [**] during calendar year 2003.) The Parties agree that Schering's share of Additional Field Force Expenses for calendar year 2003 shall be included in and subject to the Existing 2003 Budget. To the extent that the actual aggregate total of Schering's share of

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Additional Field Force Expenses [**] by the Parties [**] the Existing 2003
Budget, [**] under this Addendum or the Agreement [**] for calendar year 2003 [**].

     3.4.1 The Parties have already agreed on the Additional Field Force Expenses for calendar year 2004, as set forth in Section 3.3 of this Addendum, and the JSC will separately agree on the 2004 Marketing Plan and Budget for 2004.

     3.4.2 With respect to calendar year 2005 and each subsequent year during the term of this Addendum, the JSC will agree upon the annual budget for Additional Field Force Expenses in connection with, and at the same time as, it establishes the Marketing Plan and Budget for the same year under Section 5.4 of the Agreement; provided that such budget shall be separate and distinct from the Marketing Plan and Budget. Millennium shall [**] in 2005 or any subsequent calendar year that [**] for such calendar year and Schering shall [**] to the [**] in accordance with Section 4.4 of this Addendum.

3.5 The Parties acknowledge and agree that any Sales Representative Efforts performed by the Additional Field Force in a given calendar year during the term of this Addendum are separate from and in addition to each Party's individual obligations to perform Sales Representative Efforts in the JSC approved Marketing Plan and Budget for the United States for such calendar year. During the term of this Addendum, any and all Sales Representative Efforts performed by the Additional Field Force shall be excluded from the determination of each Party's performance of its respective Sales Representative Efforts in the United States under the JSC approved Marketing Plan and Budget for the relevant calendar year, and shall not be used in any determination or adjustment to the Sales Allocation between the Parties under Section 9.2 or 9.3 of the Agreement.

3.6 The first sentence of Section 10.3 of the Agreement is hereby amended and restated to read in its entirety as follows:

     "Each Party shall keep or cause to be kept such records as are required to determine, in a manner consistent with generally accepted accounting principles in the United States, the sums or credits due under this Agreement, including but not limited to, Allowable Expenses, Development Costs, Pre-Marketing Expenses, Additional Field Force Expenses, Net Sales and Royalty-Bearing Sales. Such records shall include records of calls and other Sales Representative Efforts performed by the Additional Field Force that may be necessary to evaluate performance of the Additional Field Force against the Objectives pursuant to Section 2.4 of this Addendum."

3.7 Notwithstanding anything herein to the contrary, Schering's obligation to reimburse Millennium for Additional Field Force Expenses shall be adjusted in the event that the Additional Field Force is marketing and promoting one or more products in the United States other than Co-Promoted Products. In such instance, the percentage of the total Additional Field Force Expenses that Schering is obligated to reimburse shall be proportionally reduced based upon the percentage of time the Additional Field Force is marketing, promoting, detailing and otherwise engaged in activities related to products other than Co-Promoted Products. For example, if the Additional Field Force is devoting eighty percent (80%) of its time to Co-

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Promoting the Co-Promoted Products in a given calendar quarter, then the percentage of Additional Field Force Expenses for that quarter for which Schering is responsible under Sections 3.1 and 3.2 of this Addendum shall be reduced from [**] percent ([**]%) to [**] percent ([**]%).

4.0  TERMINATION OF FUNDING OBLIGATIONS

4.1 The Parties agree that this Addendum shall remain in effect, and the Additional Field Force will be jointly funded, for a minimum period commencing on the Effective Date and expiring on December 31, 2004 (the "Trial Period"). The term of this Addendum will thereafter be subject to annual one (1) year renewals, as approved by the JSC in writing at least three (3) months prior to the end of the Trial Period or the then current renewal term, based upon the results of the evaluations performed under Section 2.4 of this Addendum. If the JSC does not approve an annual renewal of the term of this Addendum, then this Addendum shall expire at the end of the Trial Period or the then current renewal term, as applicable.

4.2 Neither Party shall have the right to terminate this Addendum during the Trial Period. In the event that the term of this Addendum is renewed under
Section 4.1, either Party shall have the right to terminate this Addendum during such renewal term by providing written notice to the other Party in the event that:

     (i) The Additional Field Force is no longer engaged in activities to Co-Promote the Co-Promoted Products; or

     (ii) The then current Objectives of the Additional Field Force have not been met, as reasonably determined by the JSC pursuant to Section
              2.4 of this Addendum; or

     (iii) Millennium notifies Schering in writing that it no longer desires to maintain the Additional Field Force as a separate and distinct field force from its other Sales Representatives who Co-Promote the Co-Promoted Product in the United States.

Any termination under this Section 4.2 shall become effective upon the later of
(1) the last day of the then current calendar quarter, or (2) sixty (60) days after the other Party's receipt of such written notice of termination.

4.3 Effective upon expiration of this Addendum pursuant to Section 4.1, or any termination of this Addendum under Section 4.2, the rights and obligations of the Parties under this Addendum shall terminate and, except as expressly set forth in this Section 4.3, shall be of no further force or effect. The provisions of the last sentence of Section 2.1, all of Sections 2.3, 3.6, 4.3 and 4.4, and Article V of this Addendum shall survive the expiration or termination of this Addendum and remain in full force and effect. The Parties further agree that the expiration or termination of this Addendum shall not affect any rights or obligation of either Party that have accrued prior to the Termination Date, including without limitation, Schering's obligation to reimburse Millennium as described in Section 4.4 hereof, and for Schering's share of any Additional Field Force Expenses accrued prior to the Termination Date, including, without

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limitation, Additional Field Force compensation accrued, but not yet paid by
Millennium, prior to the Termination Date.

4.4 Notwithstanding anything in this Addendum or the Agreement to the contrary, in the event that Millennium provides notice of termination of employment to one or more of its employees who are members of the Additional Field Force, during the sixty (60) day period following (i) a JSC decision not to approve renewal of this Addendum or (ii) a notice of termination of this Addendum under Section 4.2, then any Reasonable Severance Costs incurred by Millennium related to the termination of such employee(s) shall be deemed to be Additional Field Force Expenses accrued prior to the Termination Date for purposes of Section 4.3 above. In the event that any such termination of a member of the Additional Field Force involves any compensation or other costs in excess of Reasonable Severance Costs, such excess costs shall be allocated between the Parties in accordance with Section 3.1.1 of this Addendum.

5.0  MISCELLANEOUS

     A. Each Party agrees to act in good faith and do all other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Addendum.

     B. This Addendum has been prepared jointly and shall not be strictly construed against either Party.

     C. The terms, conditions and existence of this Addendum shall be treated by the Parties on a confidential basis, subject to Section 13.3 of the Agreement and subject further to appropriate disclosure to employees, officers, directors and shareholders of Schering-Plough Corporation (the corporate parent of Schering) and its Affiliates, and/or Millennium, or as otherwise required by law. Each of Schering and Millennium agrees to coordinate both the timing and content of any public announcements relating to this Addendum and any such public announcements shall be subject to the review and approval of the Parties prior to public disclosure.

     D. This Addendum to the extent set forth herein, amends, modifies and supplements the Agreement. This Addendum, along with the Agreement, contains the entire agreement between the Parties hereto with respect to the subject matter set forth herein, and the terms of this Addendum are contractual and not a mere recital. Except as expressly modified herein, all of the terms and provisions of the Agreement shall remain in full force and effect and cannot be amended, modified or changed in any way whatsoever except by a written instrument duly executed by the Parties hereto.

     IN WITNESS WHEREOF, the Parties have executed this Addendum by their authorized officers to be retroactively effective as of the Effective Date.

SCHERING CORPORATION               MILLENNIUM PHARMACEUTICALS,
                                   INC.

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By:      /s/Tasos Konidaris               By:      /s/ Arthur Hiller
   -----------------------------------       -----------------------------------

Title:   GVP, GPB Finance                 Title:   VP, Global Strategic Mkg.
      --------------------------------          --------------------------------

Date:    October 1, 2003                  Date:    October 1, 2003
     ---------------------------------         ---------------------------------

SCHERING-PLOUGH LTD.


By:      /s/Tasos Konidaris
   -----------------------------------

Title:   GVP, GDP Finance
      --------------------------------

Date:    October 1, 2003
     ---------------------------------

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EXHIBIT A

ADDITIONAL FIELD FORCE OBJECTIVES

-    [**]
     -  [**] in the United States [**]
     -  Accomplishment of this Objective will be [**] as agreed by the Parties).
     -  Results will be reported to the JSC.

-    [**]
     -  [**] the number of [**].
     -  [**] during [**]as measured [**]Results will be reported to the JSC

-    [**]
     - [**] should demonstrate [**]. Accomplishment of this Objective will be [**].
     -  Results will be reported to the JSC.

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